EXHIBIT 99.1

Uranium Resources Provides First Quarter 2013 Update

LEWISVILLE, Texas, May 10, 2013 (GLOBE NEWSWIRE) -- Uranium Resources, Inc. (Nasdaq:URRE) ("URI" or the "Company") today provided an update on the Company's activities and financials through March 31, 2013, as well as its strategy and outlook.

First Quarter and Recent Highlights

  In April, released $5.4 million of restricted cash back into working capital as a result of new collateral requirements for the Company's new surety bonds in Texas.
  Completed successful rights offering, raising net proceeds of approximately $3.6 million, after expenses, and repaid a $5 million bridge loan.
  Continued to build relationship with the Navajo Nation and working to de-risk and improve the economics of the Churchrock Section 8 Project. Contract environmental, cultural resource and survey work on the proposed right of way on to Section 8 has been initiated.
  Groundwater restoration work in Texas progressing according to timelines and refurbishment of the Kingsville Dome holding ponds is on track to be completed by year-end 2013. Both activities critical to readying the Company for a future return to production.
  Kicked off the expanded and extended South Texas exploration agreement with a subsidiary of Cameco Corporation (NYSE:CCJ).
  Actively monitoring all expenses and implementing initiatives to reduce cash burn rate.

"Having been on board for just over a month, my initial focus has been on the full strategic review of our assets and operations, and to date, I continue to remain very positive on the future prospects of Uranium Resources. In the short term our critical needs are to remain focused on cost containment and management of expenses so that we can minimize our cash burn rate," stated Christopher M. Jones, President and CEO of URI. "We have made progress in this area by reducing legal and other Company fees and remain diligent in our efforts to preserve capital for the remainder of 2013."

Mr. Jones continued, "Our groundwater restoration activities in Texas remain on target and prepare us for a future return to production. Concurrently, we will continue our exploration efforts and look at other opportunities as part of our effort to grow our South Texas asset base. After reaching a temporary access agreement a year ago, we are building on our relationship with the Navajo Nation in an effort to reach a comprehensive agreement and to begin to address legacy issues with uranium mining in New Mexico."

Maintaining our focus in New Mexico

With construction plans for the Churchrock Section 8 project currently delayed, URI has continued to focus its efforts on reaching a permanent access agreement with the Navajo Nation and renegotiating agreements with royalty holders of the Section 8, Section 17 and Mancos properties. These priorities are aimed at further de-risking and improving the economics of the Churchrock Section 8 project. Recently, environmental and surveying contractors have been on the site doing some initial work. Section 8 contains 6.5 million pounds of mineralized uranium material at a grade of 0.11% U3O8 and is covered by the Company's underground injection control permit and NRC license, both of which are in timely renewal.

Texas restoration activities nearing completion; Tecolote exploration drilling commences

Groundwater restoration activities in Texas are progressing well with final closure of the Rosita project's production areas 1 and 2 targeted for mid- to late-2013. The Company continues restoration activities with stabilization targeted for the fourth quarter of 2013 for all production areas at the Kingsville Dome and Vasquez projects.

On January 7, 2013, URI announced the expansion of its lease agreement in Kenedy County, Texas, to include the Tecolote tract which has approximately 22,700 net acres and that it will be a part of the exploration program with Cameco. Concurrently, URI and Cameco agreed to extend their amended exploration agreement to a five-phase, five-year exploration program. Since 2011, Cameco has invested $2.8 million and will invest another $1.5 million to increase its interest to 70% in the expanded program. Phase III, for which Cameco is the exploration operator, commenced this week and is expected to be completed in the fourth quarter of 2013.

Strengthened Liquidity Position

Cash at March 31, 2013 was $4.4 million compared with $4.7 million at the end of 2012, and reflects the $3.6 million in net proceeds from the rights offering. The cash balance improved to $7.9 million as of April 30, 2013 as the Company freed up $5.4 million in working capital as a result of replacing $9.0 million of fully collateralized financial surety instruments with new surety bonds requiring collateral of only 40% of the face amount of the bonds.

URI did not utilize its existing At-The-Market Sales Agreement ("ATM") during the first quarter of 2013. At the end of the quarter, the Company had a total of $9.0 million in share value available for future sales under the ATM.

URI used cash in its operating and investing activities of $3.9 million during the first quarter of 2013.

Teleconference and Webcast

URI will host a conference call and webcast today at 11:30 a.m. ET. During the call, management will provide an update on URI's strategies, outlook, and progress in advancing its Texas and New Mexico properties. A question-and-answer session will follow.

The URI conference call can be accessed by calling (201) 689-8471. The live listen-only audio webcast can be monitored on the Company's website at www.uraniumresources.com, where it will be archived afterwards.

A telephonic replay will be available from 2:30 p.m. ET the day of the teleconference until Friday, May 17, 2013. To listen to the archived call, dial (858) 384-5517 and enter replay pin number 412372. A transcript will also be posted on the Company's website, once available.

About Uranium Resources, Inc.

Uranium Resources, Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced uranium by in-situ recovery (ISR) methods in the state of Texas and currently has a number of initiatives underway to return the Company to production. URI has over 206,600 acres of uranium mineral holdings and 144.8 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 3 million pounds of uranium per year. URI has an additional 664,000 pounds of in-place reserves in Texas. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's mineralized uranium materials, access to properties, timing of receipt of mining permits, completion of restoration activities, the outcome of discussions with the Navajo Nation and royalty holders, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the Company's ability to raise additional capital in the future, spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company's ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company's mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

TABLES FOLLOW.

URANIUM RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2013	2012
Current assets:
Cash and cash equivalents	$ 4,350,219	$ 4,664,596
Receivables, net	—	276,801
Prepaid and other current assets	452,961	431,427
Total current assets	4,803,180	5,372,824

Property, plant and equipment, at cost:
Uranium properties	107,963,263	107,672,404
Other property, plant and equipment	1,365,055	1,360,598
Less-accumulated depreciation, depletion and impairment	(65,404,296)	(65,318,921)
Net property, plant and equipment	43,924,022	43,714,081

Long-term investment:
Certificates of deposit, restricted	9,497,497	9,491,865
Total Assets	$ 58,224,699	$ 58,578,770
Current liabilities:
Accounts payable	$ 1,134,536	$ 1,331,888
Note payable	—	5,000,000
Current portion of asset retirement obligations	1,003,049	1,160,378
Royalties and commissions payable	665,745	665,745
Accrued interest and other accrued liabilities	746,474	859,981
Current portion of capital leases	78,980	112,140
Total current liabilities	3,628,784	9,130,132

Asset retirement obligations	3,375,957	3,337,679
Other long-term deferred credits	500,000	500,000
Long term capital leases, less current portion	10,972	17,582
Long-term debt, less current portion	450,000	450,000
Total liabilities	7,965,713	13,435,393
Shareholders' equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2013—19,821,681; 2012—16,150,163	19,825	16,154
Paid-in capital	216,601,079	207,338,549
Accumulated deficit	(166,352,500)	(162,201,908)
Less: Treasury stock (3,813 shares), at cost	(9,418)	(9,418)
Total shareholders' equity	50,258,986	45,143,377
Total liabilities and shareholders' equity	$ 58,224,699	$ 58,578,770

URANIUM RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Uranium sales	$ —	$ —
Total revenue	—	—
Cost of uranium sales:
Operating expenses	687,217	220,408
Accretion/amortization of restoration reserve	97,435	23,119
Depreciation and depletion	75,899	116,322
Impairment of uranium properties	279,429	268,923
Exploration and land maintenance expenses	98,905	26,715
Total cost of uranium sales	1,238,885	655,487
Loss from operations before corporate expenses	(1,238,885)	(655,487)

Corporate expenses—
General and administrative	2,635,236	3,013,136
Depreciation	45,979	31,884
Total corporate expenses	2,681,215	3,045,020
Loss from operations	(3,920,100)	(3,700,507)

Other income (expense):
Interest expense	(239,718)	(3,547)
Interest and other income, net	9,226	97,584
Net loss	$ (4,150,592)	$ (3,606,470)

Net loss per common share:
Basic	$ (0.24)	$ (0.37)
Diluted	$ (0.24)	$ (0.37)

Weighted average common shares and common equivalent shares:
Basic	17,308,089	9,804,690
Diluted	17,308,089	9,804,690

URANIUM RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Operating activities:
Net loss	$ (4,150,592)	$ (3,606,470)
Reconciliation of net loss to cash used in by operations—
Accretion/amortization of restoration reserve	97,435	23,119
Depreciation and depletion	121,878	148,206
Impairment of uranium properties	279,429	268,923
Decrease in restoration and reclamation accrual	(489,153)	(430,185)
Stock compensation expense	244,985	192,818
Other non-cash items, net	—	609
Effect of changes in operating working capital items—
(Increase) decrease in receivables	276,801	(280,911)
Increase in prepaid and other current assets	(21,534)	(12,952)
Increase in payables, accrued liabilities and deferred credits	76,474	1,157,389
Net cash used in operations	(3,564,277)	(2,539,454)

Investing activities:
Increase in certificates of deposit, restricted	(5,632)	(36,474)
Increase in notes receivable	—	(917,457)
Additions to property, plant and equipment—
Kingsville Dome	(6,646)	(87,232)
Rosita/Rosita South	(4,624)	(12,936)
Churchrock	(48,042)	(547,120)
Crownpoint/Section 13 Drilling	(41,486)	(155,964)
Juan Tafoya	(72,148)	—
Other property	(165,635)	(161,369)
Net cash used in investing activities	(344,213)	(1,918,552)

Financing activities:
Payments on borrowings	(39,770)	(15,638)
Issuance of common stock, net	3,633,883	11,490,753
Net cash provided by financing activities	3,594,113	11,475,115
Net increase (decrease) in cash and cash equivalents	(314,377)	7,017,109
Cash and cash equivalents, beginning of period	4,664,596	2,890,263
Cash and cash equivalents, end of period	$ 4,350,219	$ 9,907,372
CONTACT: Investor Contact:
         Deborah K. Pawlowski
         Kei Advisors LLC
         716.843.3908
         dpawlowski@keiadvisors.com

         Media Contact:
         Mat Lueras
         Vice President, Corporate Development
         505.269.8317
         mlueras@uraniumresources.com